Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full-Year 2023 Financial Results

Full-Year 2023 Net Income of $1.0 billion, $2.98 EPS, $3.05 Adjusted EPS1

Fourth Quarter Net Income of $76 million, $0.16 EPS, $0.45 Adjusted EPS1

Full-Year 2023 Results

PRE-TAX INCOME	TOTAL NET REVENUE	RETURN ON COMMON EQUITY	CORE ROTCE[1]
$1.1 billion	$8.2 billion	8.3%	11.5%

Fourth Quarter 2023 Results

PRE-TAX INCOME	RETURN ON COMMON EQUITY	COMMON SHAREHOLDER EQUITY
$64 million	1.8%	$37.83/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$174 million	6.9%	$33.34/share

• Reached agreement to sell Ally Lending; CET1 benefit of ~15 bps at closing in 1Q ‘24, and accretive to EPS and tangible book value
• Deconsolidated $1.7 billion of seasoned retail auto loans generating 9 bps of CET1 benefit
• Headcount actions announced in 3Q have been realized, driving $80 million of annualized expense savings
• FDIC special assessment fee of $38 million, among the lowest in the industry given the composition of the deposit base

• EPS of $2.98; Adjusted EPS[1] of $3.05
• Total Net Revenue of $8.2 billion; Adjusted Total Net Revenue[1] of $8.2 billion
• Pre-Provision Net Revenue[1] of $3.1 billion; Core Pre-Provision Net Revenue[1] of $3.2 billion
• Established leader in dealer financial services offering comprehensive suite of auto finance and insurance products
– 13.8 million consumer auto applications driving $40.0 billion origination volume
– Retail auto originated yield[1] of 10.7% with nearly 40% of originated volume within highest credit quality tier
– 177 bps full-year retail auto net charge-offs, in-line with full-year guidance
– Insurance earned premiums of $1.3 billion, highest since IPO
• Leading, digital-first Ally Bank platform generated strong growth across consumer and commercial product suite
– Retail deposits of $142.3 billion from 3.0 million retail deposit customers | $155 billion total deposits
– 1.2 million active credit cardholders; balanced approach to growth with compelling return profile
– Corporate Finance HFI loan portfolio of $10.9 billion | 25% ROE in 2023, with less than 1% of loans in nonaccrual status

• Earnings per share (EPS) of $0.16; Adjusted EPS[1] of $0.45
• Total Net Revenue of $2.1 billion; Adjusted Total Net Revenue[1] of $2.0 billion
• Pre-Provision Net Revenue[1] of $0.7 billion; Core Pre-Provision Net Revenue[1] of $0.8 billion
• Consumer auto originations of $9.6 billion | Estimated retail auto originated yield[1] of 10.81%, h124 bps YoY
• Retail deposit growth of $2.2 billion QoQ | Retail deposit net customer growth of 52 thousand

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Accelerated issuance expense (Accelerated OID), Adjusted earnings per share (Adjusted EPS), Adjusted efficiency ratio, Adjusted noninterest expense, Adjusted other revenue, Adjusted tangible book value per share (Adjusted TBVPS), Adjusted total net revenue, Core net income attributable to common shareholders, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), Core pre-provision net revenue (Core PPNR), Core pre-tax income, Core return on tangible common equity (Core ROTCE), Investment income and other (adjusted), Net financing revenue (excluding Core OID), Net interest margin (excluding Core OID), Pre-provision net revenue (PPNR), and Tangible Common Equity. These measures are used by management, and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the definitions of non-GAAP financial measures and other key terms along with reconciliations to GAAP later in this document.

Chief Executive Officer Comments

“In 2023, a year filled with unique challenges for the financial services industry, Ally demonstrated the strength and resolve that has made us an industry leading financial institution,” said Chief Executive Officer Jeffrey J. Brown. “While cognizant of the highly dynamic environment, we remain focused on building businesses that are resilient through all environments. We ended 2023 with growing momentum and remain positioned for long-term success.”

“At Ally Bank, we recognized our 15th consecutive year of retail deposit growth, now serving over three million deposit customers following record customer growth in 2023. Integration of Credit Card within OneAlly further enhanced the seamless experience we aim to provide our customers. Corporate Finance delivered another year of solid performance, including $307 million of pre-tax income, the highest since our IPO.”

“Dealer financial services continues to capitalize on its competitive advantage, decisioning a record 13.8 million consumer applications which enabled $40 billion of consumer auto originations. Nearly 40% of our retail auto originations were made up of the highest credit quality tier at an estimated originated yield of 10.7%, demonstrating our ability to quickly adapt to changing origination environments while prioritizing risk-adjusted returns. Within Insurance, earned premiums of $1.3 billion were the highest since our IPO and we see opportunities for continued growth as we leverage synergies with Auto Finance.”

“Disciplined capital management remains paramount in navigating the current operating environment and we executed several strategic capital management actions in the fourth quarter. We recently reached an agreement to sell Ally Lending which upon closing is expected to be an approximately 15 basis point benefit to CET1 and modestly accretive to earnings per share and tangible book value. These actions are a continuation of our strategic priorities to invest resources in growing scale businesses and strengthening relationships with consumer and dealer customers.”

“Looking forward to 2024, I know that Ally will remain true to the “Do It Right” culture that we have built. As my time at Ally comes to a close, I must reiterate my pride in our achievements over the past 15 years and am excited to see what the future holds for this outstanding organization. I have the utmost confidence in this board, team, and their ability to execute against the strategic priorities that have served us well for many years and that will continue driving long-term value to all stakeholders in the years ahead.”

Fourth Quarter and Full-Year 2023 Financial Results

						Increase/(Decrease) vs.

($ millions except per share data)	4Q 23	3Q 23	4Q 22	2023	2022	3Q 23	4Q 22	2022

(a) Net Financing Revenue	$1,493	$1,533	$1,674	$6,201	$6,850	$(40)	$(181)	$(649)

Core OID[1]	13	12	11	48	42	—	2	7

Net Financing Revenue (excluding Core OID)[1]	1,506	1,545	1,685	6,249	6,892	(40)	(179)	(642)

(b) Other Revenue	574	435	527	2,013	1,578	139	47	435

Change in Fair Value of Equity Securities[2]	(74)	56	(49)	(107)	215	(130)	(25)	(322)

Adjusted Other Revenue[1]	500	491	478	1,906	1,793	9	22	113

(c) Provision for Credit Losses	587	508	490	1,968	1,399	79	97	569

Repositioning[3]	(16)	—	—	(16)	—	(16)	(16)	(16)

Adjusted Provision for Credit Losses[1]	603	508	490	1,984	1,399	95	113	585

(d) Noninterest Expense	1,416	1,232	1,266	5,163	4,687	184	150	476

Repositioning[3]	187	30	57	217	77	157	130	140

Noninterest Expense (excluding Repositioning)[1]	1,229	1,202	1,209	4,946	4,610	27	20	336

Pre-Tax Income (a+b-c-d)	$64	$228	$445	$1,083	$2,342	$(164)	$(381)	$(1,259)

Income Tax Expense	(13)	(68)	167	61	627	55	(180)	(566)

Net Loss from Discontinued Operations	(1)	—	—	(2)	(1)	(1)	(1)	(1)

Net Income	$76	$296	$278	$1,020	$1,714	$(220)	$(202)	$(694)

Preferred Dividends	27	27	27	110	110	—	—	—

Net Income Attributable to Common Shareholders	$49	$269	$251	$910	$1,604	$(220)	$(202)	$(694)

GAAP EPS (diluted)	$0.16	$0.88	$0.83	$2.98	$5.03	$(0.72)	$(0.67)	$(2.05)

Core OID, Net of Tax[1]	0.03	0.03	0.03	0.13	0.10	0.00	0.00	0.02

Change in Fair Value of Equity Securities, Net of Tax[3]	(0.19)	0.14	(0.13)	(0.28)	0.53	(0.34)	(0.06)	(0.81)

Repositioning, Discontinued Ops., and Other, Net of Tax[3]	0.45	0.08	0.15	0.53	0.19	0.37	0.30	0.33

Significant Discrete Tax Items	—	(0.31)	0.20	(0.31)	0.19	0.31	(0.20)	(0.50)

Adjusted EPS[1]	$0.45	$0.83	$1.08	$3.05	$6.06	$(0.38)	$(0.63)	$(3.01)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions.

Note: Repositioning items include restructuring costs, costs related to the pending sale of Ally Lending, FDIC Special Assessment in 2023, and cost related to termination of legacy qualified pension plan in 2022.

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders decreased $202 million versus the prior-year quarter to $49 million due to higher provision expense from continued credit normalization and higher noninterest expense caused in part by a write down of goodwill related to the pending sale of Ally Lending and the FDIC special assessment incurred during the quarter.

Net financing revenue decreased $181 million versus the prior-year quarter as a result of higher funding costs partially offset by continued expansion of earning asset yields and balance sheet optimization.

Other revenue increased $47 million versus the prior-year quarter, including a $74 million increase in the fair value of equity securities in the quarter, compared to a $49 million increase in the fair value of equity securities in the prior-year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $22 million YoY primarily driven by continued momentum across our diversified portfolio of products.

Fourth quarter NIM of 3.17%, including Core OIDB of 3 bps, decreased 48 bps YoY. Excluding Core OIDB, NIM 3.20%, was also down 48 bps YoY given higher funding costs due to the elevated rate environment, which was offset in part by higher retail auto and floating rate asset yields.

Provision for credit losses increased $97 million to $587 million compared to the prior-year quarter due to continued normalization in credit, partially offset by a release due to the pending sale of Ally Lending.

Noninterest expense increased $150 million YoY primarily due to the write-down of goodwill associated with the pending sale of Ally Lending and the special assessment from the FDIC.

Full-Year 2023

Net income attributable to common shareholders was $910 million in 2023, compared to $1.6 billion in 2022, due to lower net financing revenue, higher noninterest expense, and increased provision expense from credit normalization.

Net financing revenue declined to $6.2 billion, down $649 million from the prior year, driven by higher funding costs, partially offset by expanding earning asset yields.

Full year NIM was 3.32%, including Core OIDB of 3 bps, down 53 bps YoY. Excluding Core OIDB, NIM was 3.35%, down 53 bps YoY.

Other revenue was up $435 million YoY, including a $107 million increase in the fair value of equity securities in the year, compared to a $215 million decrease in the fair value of equity securities in 2022. Other revenue, excluding the impact of the change in fair value of equity securitiesA, was up $113 million to $1.9 billion, reflecting continued momentum across our diverse portfolio of products.

Provision for credit losses increased $569 million from the prior year, due to higher net charge-offs driven by credit normalization, partially offset by lower asset growth across our portfolio as compared to the year prior.

Noninterest expense increased $476 million from the prior year, largely due to factors previously mentioned.

AAdjusted other revenue is a non-GAAP financial measure. Equity fair value adjustments related to ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.

($ millions)	4Q 23	3Q 23	4Q 22	2023	2022	3Q 23	4Q 22	2022

Automotive Finance	$294	$377	$437	$1,614	$2,250	$(83)	$(143)	$(636)

Insurance	129	(16)	101	213	(38)	145	28	251

Dealer Financial Services	$423	$361	$538	$1,827	$2,212	$62	$(115)	$(385)

Corporate Finance	79	84	67	307	282	(5)	12	25

Mortgage Finance	24	26	19	92	55	(2)	5	37

Corporate and Other	(462)	(243)	(179)	(1,143)	(207)	(219)	(283)	(936)

Pre-Tax Income from Continuing Operations	$64	$228	$445	$1,083	$2,342	$(164)	$(381)	$(1,259)

Core OID[1]	13	12	11	48	42	—	2	7

Change in Fair Value of Equity Securities[2]	(74)	56	(49)	(107)	215	(130)	(25)	(322)

Repositioning[3]	172	30	57	201	77	142	115	124

Core Pre-Tax Income[1]	$174	$326	$464	$1,226	$2,676	$(152)	$(290)	$(1,450)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions.

Note: Repositioning items include restructuring costs, costs related to the pending sale of Ally Lending, FDIC Special Assessment in 2023, and cost related to termination of legacy qualified pension plan in 2022.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $294 million was down $143 million versus the prior-year quarter primarily driven by higher provision expense.

Net financing revenue of $1.3 billion was up $5 million YoY as higher portfolio yield more than offset higher funding costs. Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 106 bps YoY to 8.43% in the fourth quarter as the portfolio continues to turn over and benefit from higher yielding originations.

Provision for credit losses totaled $492 million, up $116 million YoY, due to higher retail auto net charge-offs as credit normalizes. The fourth quarter retail auto net charge-off rate of 2.21% increased 55 bps YoY, with the pace of increase moderating in each quarter of 2023 as front-book vintages season.

Consumer auto originations in the fourth quarter increased to $9.6 billion from $9.2 billion in the prior-year period, which included $6.2 billion of used retail volume, or 65% of total originations, $2.7 billion of new retail volume, and $0.6 billion of leases. Estimated retail auto originated yieldC in the quarter was 10.81%.

Full-year 2023 pre-tax income of $1.6 billion was down $0.6 billion due to higher provision for credit losses and higher noninterest expense, partially offset by higher net financing revenue.

Consumer originations decreased $6.4 billion in 2023 to $40.0 billion, with used volume of $25.8 billion, or 65% of total 2023 originations, $11.3 billion of new retail volume and $2.9 billion of leases. Estimated retail auto originated yieldC was 10.69% in 2023 compared to 8.24% in 2022 as benchmark rates increased and record application flow enabled strong pricing and selective underwriting.

End-of-period auto earning assets increased $3.8 billion YoY from $113.1 billion to $116.9 billion primarily due to an increase in commercial auto earning assets as well as a modest increase in retail assets, partially offset by a decline in lease assets and retail loan deconsolidation. End-of-period consumer auto earning assets were down $0.8 billion YoY, driven by lower lease assets. End-of-period commercial earning assets of $23.3 billion were up $4.6 billion YoY due to industry-wide new vehicle inventory supply and higher dealer loans, partially offset by a decrease in used vehicle supply.

Insurance

Pre-tax income in the fourth quarter of $129 million increased $28 million versus the prior-year period. Results reflect a $67 million increase in the fair value of equity securitiesD during the fourth quarter compared to a $49 million increase in the fair value of equity securitiesD in the prior year period. Core pre-tax incomeE was $62 million in the quarter, up $10 million YoY primarily driven by elevated earned premiums, partially offset by higher losses driven by P&C portfolio growth and higher insured values, higher weather losses, and GAP loss normalization from lower vehicle values.

Quarterly written premiums were $333 million, up $48 million YoY, driven by P&C premiums from growing dealer inventory levels, growth in other dealer products, as well as F&I growth driven by higher volume in Canada and other U.S. ancillary products. Total investment income was $44 million, up $11 million YoY, excluding a $67 million increase in the fair value of equity securitiesD during the quarter, driven by an increase in realized investment gains during the period.

The full-year 2023 pre-tax income of $213 million was up $251 million versus the prior year primarily due to the increase in the fair value of equity securities during the year. Core pre-tax incomeE for 2023 was $103 million, down $68 million from 2022 as higher earned premiums were more than offset by higher losses driven by P&C portfolio growth and higher insured values, higher weather losses, and GAP loss normalization from lower vehicle values.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income was $79 million in the quarter, up $12 million YoY, primarily driven by higher net financing revenue and lower noninterest expense.

Net financing revenue increased $11 million YoY to $105 million, primarily due to higher loan balances. Interest revenue benefited from increased yields on the entirely floating rate asset portfolio. Other revenue of $23 million was down $2 million year over year. The HFI loan portfolio increased 7% YoY from $10.1 billion to $10.9 billion. Non-accrual loans comprise less than 1% of the portfolio while criticized assets make up approximately 10%.

Provision for credit losses remained relatively flat to the prior year period at $17 million.

Full-year 2023 pre-tax income of $307 million was the highest since our IPO, up $25 million YoY as higher revenues were partially offset by increased provision and noninterest expense in line with higher asset balances.

Mortgage Finance

Fourth quarter pre-tax income was $24 million, up $5 million YoY driven by lower noninterest expense reflecting the benefit of the variable cost direct-to-consumer partnership model.

Net financing revenue in the quarter was down $4 million YoY to $51 million, reflecting lower asset balances combined with higher cost of funds.

Other revenue remained relatively flat YoY increasing from $1 million to $3 million.

Full-year 2023 pre-tax income was $92 million, up $37 million from 2022, driven primarily by lower noninterest expense due to the previously mentioned variable cost structure.

DTC originations totaled $1.0 billion in 2023, down $2.3 billion YoY, reflective of industry contraction along with Ally’s continued focus on customer experience and operational efficiency.

Capital, Liquidity & Funding, and Deposits

Capital

During 2023, Ally paid four quarterly common dividends totaling $1.20 per share, which was unchanged YoY. Ally’s Board of Directors approved another $0.30 per share common dividend for the first quarter of 2024. Ally did not repurchase any shares on the open market during 2023.

Ally’s Common Equity Tier 1 capital ratio increased slightly year over year, ending the year at 9.4%. Risk weighted assets increased from $157 billion to $162 billion, reflective of our commitment to prudent capital management while continuing to invest in our highest returning businesses.

Liquidity & Funding

Liquid cash and cash equivalents F totaled $6.5 billion at quarter-end, down $1.5 billion compared to the end of the third quarter. Highly liquid securities were $20.6 billion and unused pledged borrowing capacity at the FHLB and FRB was $10.3 billion and $26 billion, respectively, at quarter-end. Total current available liquidityG was $63.5 billion at year-end, equal to 5.5x uninsured deposit balances.

Deposits represented 88% of Ally’s funding portfolio at year-end, which is unchanged from the year prior.

Deposits

Retail deposits increased to $142.3 billion at quarter-end, up $4.6 billion YoY and up $2.2 billion for the quarter. Total deposits increased to $154.7 billion at year-end, up $2.4 billion YoY, and Ally maintained industry-leading customer retention at 97%.

The average retail portfolio deposit rate was 4.15% for the quarter, up 170 bps YoY and up 15 bps QoQ.

Ally experienced the best retail deposit customer growth in our history with 359 thousand net new customers during the year, exceeding 3 million customers, and up 13% YoY. Millennials and younger generations continue to comprise the largest segment of new customers, accounting for nearly three-quarters of new customers in the fourth quarter. At the end of the fourth quarter, 10% of Ally’s deposit customers utilized multiple Ally products.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 7 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 7 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, amounts related to nonrecurring business transactions or pending transactions, and significant other one-time items. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Net Income Attributable to Common Shareholders		$910	$1,604	$49	$269	$251

Discontinued Operations, Net of Tax		2	1	1	—	—

Core OID		48	42	13	12	11

Repositioning and Other		201	77	172	30	57

Change in the Fair Value of Equity Securities		(107)	215	(74)	56	(49)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(30)	(70)	(23)	(21)	(4)

Significant Discrete Tax Items		(94)	61	—	(94)	61

Core Net Income Attributable to Common Shareholders	[a]	$930	$1,929	$137	$252	$327

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	305,135	318,629	306,730	305,693	303,062

Adjusted EPS	[a] ÷ [b]	$3.05	$6.06	$0.45	$0.83	$1.08

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Net Income Attributable to Common Shareholders		$910	$1,604	$49	$269	$251

Discontinued Operations, Net of Tax		2	1	1	—	—

Core OID		48	42	13	12	11

Repositioning and Other		201	77	172	30	57

Change in Fair Value of Equity Securities		(107)	215	(74)	56	(49)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(30)	(70)	(23)	(21)	(4)

Significant Discrete Tax Items		(94)	61	—	(94)	61

Core Net Income Attributable to Common Shareholders	[a]	$930	$1,929	$137	$252	$327

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$13,272	$14,348	$13,296	$13,179	$12,647

Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,948	$12,024	$10,972	$10,855	$10,323

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(859)	(921)	(805)	(883)	(906)

Tangible Common Equity		$10,089	$11,103	$10,167	$9,972	$9,417

Core OID Balance		(817)	(862)	(799)	(812)	(847)

Net Deferred Tax Asset (DTA)		(1,193)	(820)	(1,378)	(1,310)	(1,165)

Normalized Common Equity	[b]	$8,079	$9,421	$7,989	$7,850	$7,405

Core Return on Tangible Common Equity	[a] ÷ [b]	11.5%	20.5%	6.9%	12.9%	17.6%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Shareholder’s Equity		$13,766	$12,859	$13,766	$12,825	$12,859

Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,442	$10,535	$11,442	$10,501	$10,535

Goodwill and Identifiable Intangible Assets, Net of DTLs		(731)	(902)	(731)	(879)	(902)

Tangible Common Equity		10,711	9,633	10,711	9,622	9,633

Tax-effected Core OID Balance (21% tax rate)		(626)	(665)	(626)	(636)	(665)

Adjusted Tangible Book Value	[a]	$10,084	$8,968	$10,084	$8,986	$8,968

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	302,459	299,324	302,459	301,630	299,324

Metric

GAAP Shareholder’s Equity per Share		$45.51	$42.96	$45.51	$42.52	$42.96

Preferred Equity per Share		(7.68)	(7.76)	(7.68)	(7.70)	(7.76)

GAAP Common Shareholder’s Equity per Share		$37.83	$35.20	$37.83	$34.81	$35.20

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.42)	(3.01)	(2.42)	(2.91)	(3.01)

Tangible Common Equity per Share		$35.41	$32.18	$35.41	$31.90	$32.18

Tax-effected Core OID Balance (21% tax rate) per Share		(2.07)	(2.22)	(2.07)	(2.11)	(2.22)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$33.34	$29.96	$33.34	$29.79	$29.96

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Noninterest Expense		$5,163	$4,687	$1,416	$1,232	$1,266

Insurance Expense		(1,332)	(1,150)	(321)	(338)	(286)

Repositioning and Other		(217)	(77)	(187)	(30)	(57)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$3,614	$3,460	$908	$864	$923

Denominator ($ millions)

Total Net Revenue		$8,214	$8,428	$2,067	$1,968	$2,201

Core OID		48	42	13	12	11

Insurance Revenue		(1,545)	(1,112)	(450)	(322)	(387)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$6,717	$7,358	$1,630	$1,658	$1,825

Adjusted Efficiency Ratio	[a] ÷ [b]	53.8%	47.0%	55.7%	52.1%	50.6%

Original Issue Discount Amortization Expense ($ millions)

		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Original Issue Discount Amortization Expense		$61	$53	$16	$15	$14

Other OID		(13)	(11)	(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$48	$42	$13	$12	$11

Outstanding Original Issue Discount Balance ($ millions)

		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Outstanding Original Issue Discount Balance		$(831)	$(882)	$(831)	$(847)	$(882)

Other Outstanding OID Balance		39	40	39	42	40

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(793)	$(841)	$(793)	$(806)	$(841)

($ millions)

Net Financing Revenue (ex. Core OID)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Net Financing Revenue	[w]	$6,201	$6,850	$1,493	$1,533	$1,674

Core OID		48	42	13	12	11

Net Financing Revenue (ex. Core OID)	[a]	$6,249	$6,892	$1,506	$1,545	$1,685

Adjusted Other Revenue		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Other Revenue	[x]	$2,013	$1,578	$574	$435	$527

Change in Fair Value of Equity Securities		(107)	215	(74)	56	(49)

Adjusted Other Revenue	[b]	$1,906	$1,793	$500	$491	$478

Adjusted Total Net Revenue		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

Adjusted Total Net Revenue	[a]+[b]	$8,155	$8,685	$2,006	$2,036	$2,163

Adjusted Provision for Credit Losses		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Provision for Credit Losses	[y]	$1,968	$1,399	$587	$508	$490

Repositioning		(16)	—	(16)	—	—

Adjusted Provision for Credit Losses	[c]	$1,984	$1,399	$603	$508	$490

Adjusted NIE (Excluding Repositioning)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

GAAP Noninterest Expense	[z]	$5,163	$4,687	$1,416	$1,232	$1,266

Repositioning		217	77	187	30	57

Adjusted NIE (Excluding Repositioning)	[d]	$4,946	$4,610	$1,229	$1,202	$1,209

Core Pre-Tax Income		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

Pre-Tax Income	[w]+[x]-[y]-[z]	$1,083	$2,342	$64	$228	$445

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$1,226	$2,676	$174	$326	$464

Core Pre-Provision Net Revenue (Core PPNR)		FY 2023	FY 2022	4Q 23	3Q 23	4Q 22

Pre-Provision Net Revenue	[w]+[x]-[z]	$3,051	$3,741	$651	$736	$935

Core Pre-Provision Net Revenue	[a]+[b]-[d]	$3,209	$4,075	$777	$834	$954

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)
($ millions)		4Q 2023			4Q 2022
		Change in the			Change in the
	GAAP	fair value of	Non-GAAP[1]	GAAP	fair value of	Non-GAAP[1]
		equity securities			equity securities

Insurance

Premiums, Service Revenue Earned and Other	$339	$—	$339	$305	$—	$305

Losses and Loss Adjustment Expenses	93	—	93	63	—	63

Acquisition and Underwriting Expenses	228	—	228	223	—	223

Investment Income and Other	111	(67)	44	82	(49)	33

Pre-Tax Income from Continuing Operations	$129	$(67)	$62	$101	$(49)	$52

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

($ millions)		FY 2023			FY 2022
		Change in the			Change in the
	GAAP	fair value of	Non-GAAP[1]	GAAP	fair value of	Non-GAAP[1]
		equity securities			equity securities

Insurance

Premiums, Service Revenue Earned and Other	$1,284	$—	$1,284	$1,166	$—	$1,166

Losses and Loss Adjustment Expenses	422	—	422	280	—	280

Acquisition and Underwriting Expenses	910	—	910	870	—	870

Investment Income and Other	261	(110)	151	(54)	210	156

Pre-Tax Income from Continuing Operations	$213	$(110)	$103	$(38)	$210	$172

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter and full-year 2023 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 11 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit https://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com